Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Amber Wallace
Senior Vice President, Marketing
330-720-6441 awallace@farmersbankgroup.com

Farmers National Banc Corp.

Acquires Bowers Insurance Agency, Inc.

(Canfield, OH)(June 1, 2016) – The Farmers National Bank of Canfield (“Farmers”) has completed the acquisition of the Bowers Insurance Agency, Inc. (the “Bowers Group”). The transaction closed on June 1, 2016 and is expected to be accretive to earnings immediately. The Bowers Group will continue to operate under its name from its current location in Cortland, Ohio, but is expected to merge with Farmers National Insurance, LLC, Farmers’ wholly-owned insurance agency subsidiary. The strategic acquisition is expected to enhance Farmers’ current company and product line up, and offer broader options of commercial, farm, home, and auto property/casualty insurance carriers to meet all the needs of all Farmers’ customers.

“This partnership enables Farmers to solidify our comprehensive wealth management division,” stated Kevin Helmick, President & CEO, Farmers National Bank. “With a strong Trust Company, Retirement Company (NAI) and Investment division, the Bowers Insurance Company will broaden our offerings with their robust and well-established agency.”

The Bowers Group will be a business extension of Farmers’ Wealth Management division, and Farmers’ financial experts will be able to offer full service programs to all current Bowers Group customers including Private Client, Retirement, Investments, Trust and Insurance.

Raymond James & Associates, Inc. served as financial advisor and Vorys, Sater, Seymour and Pease LLP served as legal counsel to Farmers on the transaction.

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About Farmers National Banc Corp.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with approximately $1.8 billion in banking assets and $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of Farmers National Bank, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of Farmers National Bank, offers a variety of insurance products.